Exhibit 99.1

CAI International, Inc. Reports Results for the First Quarter of 2020

SAN FRANCISCO--(BUSINESS WIRE)--May 5, 2020--CAI International, Inc. (“CAI” or “the Company”) (NYSE: CAI), one of the world’s leading transportation finance and logistics companies, today reported results for the first quarter of 2020.

Summary

  Container lease revenue for the first quarter of 2020 was $69.1 million, compared to $73.5 million in the fourth quarter of 2019.
  Logistics revenue for the first quarter of 2020 was $30.1 million, compared to $29.9 million in the fourth quarter of 2019.
  Rail lease revenue for the first quarter of 2020 was $5.8 million, compared to $5.9 million in the fourth quarter of 2019.
  Average utilization for CAI’s owned container fleet during the first quarter of 2020 was 98.4% compared to 98.5% for the fourth quarter of 2019.
  During the first quarter of 2020, CAI incurred a $19.2 million pre-tax impairment charge against the carrying value of its railcar fleet. In April 2020, the Company sold approximately $10 million of railcars at a gain of $0.3 million that will be reported in the second quarter.
  Net loss attributable to CAI common stockholders for the first quarter of 2020 was $3.5 million, or $0.20 per fully diluted share.
  Adjusted net income1 attributable to CAI common stockholders for the first quarter of 2020 was $12.0 million, or $0.67 per fully diluted share.
  The book value per outstanding CAI common share was $33.49 as of March 31, 2020.
  In April 2020, the Company refinanced $113 million of asset-backed notes which provided additional liquidity of approximately $40 million.
  The Company has approximately $155 million of liquidity in the form of available cash on hand and ability to draw on its credit facilities without additional collateral being provided.
  As previously announced on December 16, 2019, CAI has been working with Centerview Partners as its strategic financial advisor to explore and evaluate strategic alternatives for CAI to maximize stockholder value. That review is ongoing. There can be no assurance that a transaction or other action will result, or if a transaction is undertaken, its terms or timing.

Additional information on CAI's results, as well as comments on market trends, is available in a presentation posted today on the "Investors" section of CAI's website, www.capps.com.

Victor Garcia, President and Chief Executive Officer of CAI, commented, “The first quarter began strongly with an expectation of continued economic growth and trade in 2020. However, the outlook changed in March with the outbreak of COVID-19 around the globe and the ensuing global containment efforts. Faced with this new reality, our primary focus has been to ensure the safety of our employees. We quickly transitioned our global workforce to working remotely and they responded to this new challenge without any disruption in our business operations.

“Despite the changing economic outlook during the first quarter, CAI’s operating performance during the quarter was supported by the strong 98.4% utilization of our owned container fleet, compared to 98.5% in the fourth quarter of 2019 and current utilization of 98.1%. The minimal decrease in utilization reflects the long-term nature of our contracts, tight redelivery restrictions and ongoing fleet management, all of which underscore the long-term committed nature of our cash flow.

“For the quarter, CAI reported a net loss of $3.5 million, or $0.20 per fully diluted common share. The loss is primarily attributable to a charge of $19.2 million for the impairment of our railcar fleet. Adjusted net income1, excluding this impairment charge and $1.1 million of costs related to our ongoing strategic review, was $12.0 million, or $0.67 per fully diluted share. The container division continues to perform strongly and we expect that it will continue to report strong utilization and cash flow over the coming quarters. We continue to recover equipment from one of our lessees and recognize income from that lessee as cash is collected. Based on our discussions with the customer, we expect that their restructuring efforts will progress and payments will improve in the second half of the year.

“Due to market conditions, we have decided to terminate the sales process for our rail division. As a result, we will again account for rail as part of our ongoing operations. Our strategy remains focused on improving utilization and returns, while seeking opportunities to reduce our overall investment in rail. We will continue to look for ways to monetize our investment in the assets, with a future exit of the business when the market outlook is more conducive to a sale. As part of valuing the railcar assets at the end of the quarter, we recognized a $19.2 million pre-tax impairment charge, which includes a decision to scrap 420 off-lease, older railcars primarily tied to the energy markets.

“During the first quarter our railcar operating performance remained stable with utilization of 85% during the quarter, compared to 84% in the fourth quarter of 2019. The overall market for railcars is weak due to the current economic downturn, however, we have ongoing inquiries for many of our off-lease rail cars and we have minimal lease expirations during the remainder of 2020, which we expect to provide support for the ongoing cash flows of the business. The credit profile of rail customers is strong and diversified so we do not expect ongoing payment concerns with the portfolio.

“The revenue and gross margin of the logistics segment was strong during the first quarter including during the month of March. In March we experienced a change in the mix of our customer shipments as there was an increase in shipments of goods deemed essential and a drop off in demand for non-essential shipments. We are in the process of making some cost reductions in the segment to bring costs in line with expected revenue. Logistics revenue for the first quarter of 2020 grew to $30.1 million, as compared to $27.7 million in the first quarter of 2019.

“The COVID-19 pandemic and the global reaction to it have created an unprecedented level of uncertainty in the business and increased credit risk with our shipping line customers. Our results for the remainder of the year will be driven by the performance of the container division and the contractual performance of our customers. Despite limited incremental container demand in the second quarter, we expect utilization to remain strong due to the long-term nature of our contracts with our customers and the disciplined management of our off-hire container fleet. Also, we believe that there will be financial support provided to many of our customers, particularly in Asia since many of those customers are already partially government owned and supported. As an example, there have been reports that the Taiwanese and Korean governments are contemplating financial support to their domestic shipping lines.

“Our largest customer credit exposures are with the European shipping carriers and we believe that because of their market share, expansive scope of operations and importance to the global supply chain, they will be able to gain sufficient financial support to manage through the expected contraction in container shipping demand. Through March and April our customers have met their payment terms with us. We believe that we will be able to work collaboratively with our customers over the next few months and that the contractual obligations our customers have to us will be met.

“We believe that we are going through this downturn in a strong position. Although credit risk is elevated, we are comfortable that we have strong contractual commitments on our lease portfolio, strong redelivery provisions in our contracts and a very proactive equipment management focus that will enable us to continue reporting strong cash flow and utilization through the remainder of this year. In the first quarter, we received commitments to lease 80% of our new factory equipment and currently have less than 5,000 TEU of equipment unbooked and available to lease. The combination of practically full utilization and committed lease outs for the vast majority of our factory equipment places us in a competitive position to benefit from what we expect to be an eventual upturn in demand for equipment. Our focus and priorities over the coming months are to maximize our cash flow by maximizing utilization and remaining focused on the credit performance of our customers. We plan on utilizing our free cash flow to repay our debt until there is a more positive demand outlook for trade growth and investment.”

____________________________

1 Refer to the “Reconciliation of GAAP Amounts to Non-GAAP Amounts” and “Use of Non-GAAP Financial Measures” set forth below.

CAI International, Inc.
Consolidated Balance Sheets
(In thousands, except share information)
(UNAUDITED)

	March 31,	December 31,
	2020	2019
Assets
Current assets
Cash	$87,727	$19,870
Cash held by variable interest entities	21,016	26,594
Accounts receivable, net of allowance for doubtful accounts of $6,877 and $8,171 at March 31, 2020 and December 31, 2019, respectively	86,177	88,452
Current portion of net investment in finance leases	75,730	71,274
Prepaid expenses and other current assets	9,638	10,228
Total current assets	280,288	216,418
Restricted cash	25,799	26,775
Rental equipment, net of accumulated depreciation of $640,118 and $620,990 at March 31, 2020 and December 31, 2019, respectively	2,035,342	2,102,839
Net investment in finance leases	479,276	496,094
Financing receivable	29,739	30,693
Goodwill	15,794	15,794
Intangible assets, net of accumulated amortization of $5,624 and $5,221 at March 31, 2020 and December 31, 2019, respectively	3,720	4,123
Other non-current assets	8,520	9,029
Total assets	$2,878,478	$2,901,765

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$8,928	$7,291
Accrued expenses and other current liabilities	26,180	30,479
Unearned revenue	6,478	6,405
Current portion of debt	216,519	218,094
Rental equipment payable	4,596	25,137
Total current liabilities	262,701	287,406
Debt	1,888,634	1,880,122
Deferred income tax liability	31,872	35,376
Other non-current liabilities	5,124	5,621
Total liabilities	2,188,331	2,208,525

Stockholders' equity
Preferred stock, par value $.0001 per share; authorized 10,000,000
8.50% Series A fixed-to-floating rate cumulative redeemable perpetual preferred stock, issued and outstanding 2,199,610 shares, at liquidation preference	54,990	54,990
8.50% Series B fixed-to-floating rate cumulative redeemable perpetual preferred stock, issued and outstanding 1,955,000 shares, at liquidation preference	48,875	48,875
Common stock: par value $.0001 per share; authorized 84,000,000 shares; issued and outstanding 17,506,453 and 17,479,127 shares at March 31, 2020 and December 31, 2019, respectively	2	2
Additional paid-in capital	103,290	102,709
Accumulated other comprehensive loss	(6,767)	(6,630)
Retained earnings	489,757	493,294
Total stockholders' equity	690,147	693,240
Total liabilities and stockholders' equity	$2,878,478	$2,901,765

CAI International, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended March 31,
	2020	2019
Revenue
Container lease revenue	$ 69,113	$ 75,511
Rail lease revenue	5,803	7,881
Logistics revenue	30,106	27,716
Total revenue	105,022	111,108

Operating expenses
Depreciation of rental equipment	27,048	31,784
Impairment of rental equipment	19,167	-
Storage, handling and other expenses	5,748	5,120
Logistics transportation costs	26,815	24,519
Gain on sale of rental equipment	(1,614)	(8,832)
Administrative expenses	11,826	14,396
Total operating expenses	88,990	66,987

Operating income	16,032	44,121

Other expenses
Net interest expense	20,376	23,850
Other expense	246	38
Total other expenses	20,622	23,888

(Loss) income before income taxes	(4,590)	20,233
Income tax (benefit) expense	(3,260)	1,659

Net (loss) income	(1,330)	18,574
Preferred stock dividends	2,207	2,207
Net (loss) income attributable to CAI common stockholders	$ (3,537)	$ 16,367

Net (loss) income per share attributable to CAI common stockholders
Basic	$ (0.20)	$ 0.88
Diluted	$ (0.20)	$ 0.87

Weighted average shares of common stock outstanding
Basic	17,433	18,555
Diluted	17,433	18,870

CAI International, Inc.
Consolidated Statements of Cash Flows
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities
Net (loss) income	$ (1,330)	$ 18,574
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	27,314	31,839
Impairment of rental equipment	19,167	-
Amortization of debt issuance costs	988	1,202
Amortization of intangible assets	403	403
Stock-based compensation expense	874	839
Unrealized loss on foreign exchange	220	26
Gain on sale of rental equipment	(1,614)	(8,832)
Deferred income taxes	(3,504)	630
Bad debt (recovery) expense	(1,076)	738
Changes in other operating assets and liabilities:
Accounts receivable	4,409	1,158
Prepaid expenses and other assets	830	(1,132)
Net investment in finance leases	17,113	16,442
Accounts payable, accrued expenses and other liabilities	(3,231)	(5,520)
Unearned revenue	(438)	(2,038)
Net cash provided by operating activities	60,125	54,329
Cash flows from investing activities
Purchase of rental equipment	(27,500)	(141,212)
Proceeds from sale of rental equipment	24,576	180,331
Purchase of furniture, fixtures and equipment	(310)	(50)
Receipt of principal payments from financing receivable	325	-
Net cash (used in) provided by investing activities	(2,909)	39,069
Cash flows from financing activities
Proceeds from debt	110,000	306,582
Principal payments on debt	(103,742)	(382,847)
Debt issuance costs	-	(419)
Repurchase of common stock	-	(13,946)
Dividends paid to preferred stockholders	(2,207)	(2,207)
Exercise of stock options	113	107
Net cash provided by (used in) financing activities	4,164	(92,730)
Effect on cash of foreign currency translation	(77)	238
Net increase in cash	61,303	906
Cash and restricted cash at beginning of the period	73,239	75,983
Cash and restricted cash at end of the period	$ 134,542	$ 76,889

CAI International, Inc.
Fleet Data
(UNAUDITED)

	As of March 31,
	2020	2019

Owned container fleet in TEUs	1,590,880	1,522,907
Managed container fleet in TEUs	66,721	72,363
Total container fleet in TEUs	1,657,601	1,595,270

Owned container fleet in CEUs	1,622,354	1,551,465
Managed container fleet in CEUs	82,705	65,872
Total container fleet in CEUs	1,705,059	1,617,337

Owned railcar fleet in units	5,459	5,609

	Three Months Ended
	March 31,
	2020	2019
Average Utilization
Container fleet utilization in CEUs	98.2%	98.9%
Owned container fleet utilization in CEUs	98.4%	98.9%
Railcar fleet utilization in units - excluding new units not yet leased	85.1%	90.2%
Railcar fleet utilization in units - including new units not yet leased	82.1%	86.7%

	As of March 31,
	2020	2019
Period Ending Utilization
Container fleet utilization in CEUs	98.2%	98.8%
Owned container fleet utilization in CEUs	98.3%	98.8%
Railcar fleet utilization in units - excluding new units not yet leased	91.3%	87.5%
Railcar fleet utilization in units - including new units not yet leased	88.3%	83.3%
Utilization of containers is computed by dividing the total units on lease in CEUs (cost equivalent units), by the total units in our fleet in CEUs.
The total container fleet excludes new units not yet leased and off-hire units designated for sale.
Utilization of railcars is computed by dividing the total number of railcars on lease by the total number of railcars in our fleet.
The impact on utilization of including new units not yet leased in the total railcar fleet has been included in the table above.

CEU is a ratio used to convert the actual number of containers in our fleet to a figure based on the relative purchase prices of our various equipment types to that of a standard 20 foot dry van container. For example, the CEU ratio for a standard 40 foot dry van container is 1.6, and a 40 foot high cube container is 1.7.

CAI International, Inc.
Reconciliation of GAAP Amounts to Non-GAAP Amounts
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended March 31,
	2020	2019

Net (loss) income attributable to CAI common stockholders	$ (3,537)	$ 16,367
Impairment of rental equipment	19,167	-
Costs associated with strategic review	1,114	-
Tax effect of impairment and strategic review costs	(4,794)	-
Adjusted net income attributable to CAI common stockholders	$ 11,950	$ 16,367

Diluted net (loss) income per share attributable to CAI common stockholders	$ (0.20)	$ 0.87

Diluted adjusted net income per share attributable to CAI common stockholders	$ 0.67	$ 0.87

Weighted average number of common shares (in thousands) used to calculate:
Diluted net (loss) income per share attributable to CAI common stockholders	17,433	18,870
Diluted adjusted net income per share attributable to CAI common stockholders	17,715	18,870

Conference Call

A conference call to discuss the financial results for the first quarter of 2020 will be held on Tuesday, May 5, 2020 at 5:00 p.m. ET. The dial-in number for the teleconference is 1-888-398-8098; outside of the U.S., call 1-707-287-9363. The call may be accessed live over the internet (listen only) under the “Investors” section of CAI’s website, www.capps.com, by selecting “Q1 2020 Earnings Conference Call.” A webcast replay will be available for 30 days on the “Investors” section of our website.

Earnings Presentation

A presentation summarizing our first quarter 2020 results is available on the “Investors” section of our website, www.capps.com.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, and includes net income and earnings per share adjusted to reflect the impact of an impairment charge and costs associated with our strategic review, and related tax effects. These measures are not in accordance with, or an alternative for, generally accepted accounting principles, or GAAP, and may be different from non-GAAP financial measures used by other companies. We believe the presentation of non-GAAP financial measures provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of our ongoing operating performance. Non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. To the extent this release contains historical non-GAAP financial measures, we have also provided a reconciliation to the corresponding GAAP financial measures for comparative purposes.

About CAI International, Inc.

CAI is one of the world’s leading transportation finance and logistics companies. As of March 31, 2020, CAI operated a worldwide fleet of approximately 1.7 million CEUs of containers, and owned a fleet of 5,459 railcars that it leases within North America. CAI operates through 22 offices located in 12 countries including the United States.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of CAI, including but not limited to: management’s business outlook on the container leasing business, management's outlook for growth of CAI’s leasing investments and CAI’s ongoing exploration of its strategic alternatives. These statements and others herein are forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and involve risks and uncertainties that could cause actual results of operations and other performance measures to differ materially from current expectations including, but not limited to: utilization rates, expected economic conditions, expected growth of international trade, availability of credit on commercially favorable terms or at all, customer demand, container investment levels, container prices, lease rates, increased competition, volatility in exchange rates, growth in world trade and world container trade, the ability of CAI to convert letters of intent with its customers to binding contracts, potential to sell CAI’s securities to the public and others.

CAI refers you to the documents that it has filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2019, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release. Furthermore, CAI is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

Contacts

Tim Page, Chief Financial Officer
(415) 788-0100
tpage@capps.com